Exhibit 99.1

ATLANTIC AMERICAN REPORTS SECOND QUARTER RESULTS

ATLANTA, Georgia, August 13, 2019 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended June 30, 2019 of $4.4 million, or $0.22 per common share, as compared to net income of $3.2 million, or $0.15 per common share, for the comparable period in 2018.  For the six month period ended June 30, 2019, the Company reported net loss of $0.3 million, or $0.02 per common share, as compared to net loss of $1.8 million, or $0.10 per common share, for the comparable period in 2018.  The net loss during the second quarter of 2019 was primarily due to $5.3 million of net unrealized losses on equity securities during the second quarter of 2019 as compared to $4.1 million of unrealized gains on equity securities during the second quarter of 2018.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Excluding the effects of realized or unrealized gains or losses and taxes, operating loss (as defined below) increased to $3.5 million for the six month period ended June 30, 2019 as compared to operating loss of $2.3 million for the comparable period in 2018.  The increase in operating losses for the six month period ended June 30, 2019 is primarily the result of a higher than expected level of claims in the Medicare supplement line of business in the Company’s life and health operations.

Commenting on the second quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “In recent years our Medicare supplement line of business experienced unprecedented growth.  While profits margins were strained in the early years of our growth cycle, we are confident profitability will improve in renewal years.  Management has taken a strategic and measured approach with our pricing decisions, product development, and marketing, which gives us confidence in the long term health of our Medicare supplement line of business.  We are excited about the increased sales activity within our ancillary product lines and are well positioned for the busy enrollment season currently underway.  Additionally, our property and casualty operations continue to grow the top line while delivering steady profits to the bottom line.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operational results (such as any realized and unrealized investment gains, which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2019	2018	2019	2018
Insurance premiums
Life and health
Gross earned premiums	$48,591	$44,280	$97,052	$87,590
Ceded premiums	(17,876)	(14,977)	(35,361)	(28,792)
Net earned premiums	30,715	29,303	61,691	58,798
Property and casualty
Gross earned premiums	16,067	14,770	31,248	28,680
Ceded premiums	(1,313)	(1,228)	(2,688)	(2,431)
Net earned premiums	14,754	13,542	28,560	26,249

Net investment income	2,313	2,537	4,647	4,896
Realized investment gains (losses), net	610	(57)	1,995	313
Unrealized gains (losses) on equity securities, net	(5,337)	4,089	1,152	(330)
Other income	72	29	100	57

Total revenue	43,127	49,443	98,145	89,983

Insurance benefits and losses incurred
Life and health	24,288	23,524	50,552	47,519
Property and casualty	9,863	8,695	18,906	17,872
Commissions and underwriting expenses	11,509	9,715	22,524	19,734
Interest expense	545	506	1,091	968
Other expense	2,511	2,970	5,376	6,208

Total benefits and expenses	48,716	45,410	98,449	92,301

Income (loss) before income taxes	(5,589)	4,033	(304)	(2,318)
Income tax expense (benefit)	(1,163)	848	(40)	(479)

Net income (loss)	$(4,426)	$3,185	$(264)	$(1,839)

Earnings (loss) per common share (basic and diluted)	$(0.22)	$0.15	$(0.02)	$(0.10)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(4,426)	$3,185	$(264)	$(1,839)
Income tax expense (benefit)	(1,163)	848	(40)	(479)
Realized investment (gains) losses, net	(610)	57	(1,995)	(313)
Unrealized (gains) losses on equity securities, net	5,337	(4,089)	(1,152)	330

Non-GAAP Operating gain (loss)	$(862)	$1	$(3,451)	$(2,301)

Selected Balance Sheet Data	June 30, 2019	December 31, 2018

Total cash and investments	$265,843	$254,559
Insurance subsidiaries	249,403	235,796
Parent and other	16,440	18,763
Total assets	371,730	344,274
Insurance reserves and policyholder funds	202,541	189,048
Debt	33,738	33,738
Total shareholders’ equity	112,770	101,372
Book value per common share	5.32	4.75
Statutory capital and surplus
Life and health	30,450	34,214
Property and casualty	44,961	43,467